Quotient Announces Expiration of Hart-Scott-Rodino Waiting Period for Acquisition by Neptune Retail Solutions
SALT LAKE CITY--(BUSINESS WIRE)-- Quotient (NYSE: QUOT), a leading digital promotions and media technology company, today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), with respect to the previously announced agreement for Quotient to be acquired by Neptune Retail Solutions (NRS) for $4.00 per share in cash.
The expiration of the HSR waiting period occurred at 11:59 p.m. EDT on July 31, 2023, which was a condition to the closing of the pending transaction. Completion of the transaction is subject to the satisfaction of the remaining customary closing conditions, including approval by Quotient stockholders.
About Quotient
Quotient Technology (NYSE: QUOT) is a leading digital promotions and media technology company for advertisers, retailers and consumers. Quotient’s omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, Unilever, CVS, Dollar General, Ahold Delhaize USA, Amazon and Microsoft. Quotient is headquartered in Salt Lake City, Utah, and has offices across the U.S. as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual events may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the ability of Quotient to obtain stockholder or regulatory approvals required to consummate the proposed transaction; the satisfaction or waiver of other conditions to closing in the definitive agreement for the proposed transaction; unanticipated difficulties or expenditures relating to the proposed transaction; the response of customers and business partners to the announcement of the proposed transaction; potential difficulties in employee retention as a result of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; the outcome of legal proceedings that may be instituted against Quotient, its directors and others related to the proposed transaction; difficulties integrating the Quotient business into the NRS business or other challenges to achieve the expected benefits of the transaction; and the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023, as amended in a Form 10-K/A Amendment No. 1 filed with the SEC on April 28, 2023, Quotient’s most recently filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 9, 2023 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC

Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Investor Relations:
Drew Haroldson
The Blueshirt Group for Quotient
ir@quotient.com

Source: Quotient Technology